Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Advanta Corp. Employee Savings Plan
Administrative Committee:
We consent to the incorporation by reference in the registration statements (Nos. 33-32969 and 333-104014) on Forms S-8 of Advanta Corp. of our report dated June 28, 2007, with respect to the statements of assets available for benefits of the Advanta Corp. Employee Savings Plan as of December 31, 2006 and 2005, the related statement of changes in assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Advanta Corp. Employee Savings Plan.

/s/ KPMG LLP
Philadelphia, PA
June 28, 2007

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